Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2019, in the Registration Statement (Form S-4) and related Prospectus of Elanco Animal Health Incorporated (the “Company”) for the offer to exchange up to $500,000,000 principal amount of the Company’s 3.912% Senior Notes due 2021 registered under the Securities Act for any and all of its outstanding 3.912% Senior Notes due 2021; up to $750,000,000 principal amount of the Company’s 4.272% Senior Notes due 2023 registered under the Securities Act for any and all of its outstanding 4.272% Senior Notes due 2023; and up to $750,000,000 principal amount of the Company’s 4.900% Senior Notes due 2028 registered under the Securities Act for any and all of its outstanding 4.900% Senior Notes due 2028.

/s/ Ernst & Young LLP

Indianapolis, Indiana
May 17, 2019